                                                                    EXHIBIT 16.1


Mr. Paul M. Peduto, Treasurer
Warren Bancorp, Inc.
10 Main Street
Peabody, MA  01960


May 21, 2002


Dear Paul:

This is to confirm that the client-auditor relationship between Warren Bancorp, Inc. (Commission File Number 0-17222) and Arthur Andersen LLP has ceased.

Very truly yours,

/s/  Arthur Andersen LLP

ARTHUR ANDERSEN LLP


cc: SEC Office of the Chief Accountant


                                       4